Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-84356) of Abaxis, Inc. of our report dated June 26, 2017, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of the Abaxis 401(k) Plan for the year ended December 31, 2016.

/s/ BPM LLP

San Jose, California
June 26, 2017